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                                                                    EXHIBIT 99.2

IXC NEWS RELEASE

          IXC Names Leo Welsh President of Wholesale Business Division

     AUSTIN, Texas--(BUSINESS WIRE)--April 23, 1998--IXC Communications, Inc. (NASDAQ:IIXC) today announced that Leo Welsh has been named president of the company's Wholesale Business Division.

     "Wholesale is an increasingly critical segment of our business, and I can think of no one more qualified to lead our sales efforts in this area than Leo Welsh," said Ben Scott, president and chief executive officer at IXC. "He has been a leading management talent in our industry for many years, and we are fortunate to have him."

     Welsh was most recently vice president and general manager of Wholesale Services for Sprint. He joined Sprint in 1986, holding several key managerial positions before being named manager of Wholesale Services in 1995. Prior to his tenure at Sprint, Welsh served as vice president of operations at H&C Tool Supply Corporation and managed Xerox Corporation's Corporate Manufacturing and Equipment Administration staffs.

     Welsh received an MBA from the Amos Tuck School at Dartmouth College, and a BBA from the University of Notre Dame. He is also a licensed CPA in the state of New York.

     IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging carriers. IXC's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

     CONTACT:  IXC Communications Inc., Austin
               James F. Guthrie, 512/427-3731 (investor contact) jguthrie@ixc-comm.com or
               Melissa Jackson, 512/231-5247 (media contact) mjackson@ixc-comm.com